Exhibit 99.1

FINAL: FOR RELEASE

RTW RETAILWINDS, INC. ANNOUNCES THIRD QUARTER FISCAL 2018 RESULTS

~ Comparable Store Sales Increase 0.2% for the Third Quarter ~

~ GAAP Operating Income of $1.6 Million Increasing from $0.6 Million in Third Quarter Last Year ~

~ Non-GAAP Operating Income of $2.4 Million Exceeds Guidance of $1 Million to $2 Million ~

~ Reports $7.6 Million in Non-GAAP EBITDA for Third Quarter ~

~ Reports $83.7 Million in Cash with no Debt Outstanding ~

New York, New York — November 29, 2018 — RTW Retailwinds, Inc. [NYSE:RTW], formerly known as New York & Company, Inc. [NYSE: NWY], an omni-channel specialty apparel retail platform for powerful celebrity and consumer brands, today announced results for the third fiscal quarter of 2018 representing the 13-weeks ended November 3, 2018. Due to the 53-week year in fiscal 2017 the prior year third quarter ended October 28, 2017.

Gregory Scott, RTW Retailwinds, Inc. CEO stated: “We are pleased to see continued favorable momentum in our business with the third quarter highlighted by an increase in comparable store sales, expansion in gross margin and expense discipline, which drove operating income that met our guidance. The sustained positive performance of our business reflects the success of our differentiated market position supported with our celebrity collaborations, sub-brands, and omni-channel operating platform. Additionally, in changing our name to RTW Retailwinds, we’re establishing a strong and distinct corporate identity which reflects our evolution into one of the largest specialty women’s omni-channel and digitally enabled retailers with a powerful multi-brand lifestyle platform poised for growth. We continue to execute across our 2018 strategic initiatives and we believe our longstanding Eva Mendes and Gabrielle Union collaborations, along with the 2019 Kate Hudson and intimates launches, will bring more excitement, awareness and interest to our customers.”

Commenting on fourth quarter, Mr. Scott added: “Despite a soft start in November, we were pleased with Black Friday week which matched last year’s performance and culminated with a record-breaking Cyber Monday. While our revised Fall Season guidance reflects performance through Cyber Monday and our expectation for the balance of the quarter, key holiday shopping weeks are ahead of us, and we are encouraged by the comp improvement in our recent trend, which is reflected in our comp and operating income expectations.”

Third Quarter Fiscal Year 2018 Results (13-week period ended November 3, 2018 compared to the 13-week period ended October 28, 2017):

Third Quarter

As it relates to the third quarter of fiscal year 2018, the Company noted the following:

•                  Net sales were $210.8 million, as compared to $214.2 million in the prior year, reflecting a reduction of 31 stores, partially offset by growth in eCommerce sales and increased sales from Fashion to Figure.

•                  Comparable store sales increased 0.2%, as compared to the same period last year, representing the fifth consecutive quarter of positive comparable store sales which was led by growth in the Company’s eCommerce business and strength in Outlet stores, and in particular, Outlet clearance stores.

•                  Gross profit as a percentage of net sales increased 80 basis points to 32.4% versus fiscal year 2017 third quarter gross profit percentage of 31.6%, reflecting the highest gross margin rate achieved in the third quarter since 2006. The increase reflects an increased leverage of buying and occupancy costs, partially offset by decreased merchandise margin due to increased promotional activity and shipping costs.

•                  Selling, general and administrative expenses were $66.8 million, or 31.7% of net sales, as compared to $67.0 million, or 31.3% of net sales in the prior year period. The current year’s quarterly results included $0.8 million of non-operating charges, primarily related to consulting expense, the Company’s registration statement, and certain legal expenses. The prior year included $0.8 million of non-operating charges primarily related to severance in connection with the integration of brick-and-mortar channels. On a non-GAAP basis, selling, general and administrative expenses were $66.0 million, or 31.3% of net sales, as compared to non-GAAP selling, general and administrative expenses of $66.1 million, or 30.9% of net sales in the prior year.

•                  GAAP operating income for the third quarter of fiscal year 2018, inclusive of various new business start-up costs was $1.6 million, as compared to $0.6 million in the prior year. The current year third quarter included charges of $0.8 million, as compared to the prior year period which included charges of $0.6 million. Excluding these non-operating charges, non-GAAP operating income was $2.4 million, which exceeded our guidance of $1 million to $2 million and exceeded the prior year’s non-GAAP operating income of $1.3 million.

•                  GAAP net income for the third quarter of fiscal year 2018 was $1.7 million, or earnings of $0.03 per diluted share, as compared to $0.4 million, or earnings of $0.01 per diluted share in the prior year. On a non-GAAP basis, the third quarter net income was $2.5 million, or $0.04 per diluted share, as compared to $1.0 million, or $0.02 per diluted share last year.

Please refer to the “Reconciliation of GAAP to Non-GAAP Financial Measures” in Exhibits 5 and 6 of this press release, which delineate the non-operating adjustments for the three and nine months ended November 3, 2018 and October 28, 2017. GAAP is defined as Generally Accepted Accounting Principles in the United States.

Other Financial and Operational Highlights:

•                  Total inventory at November 3, 2018 decreased 3.2%, as compared to October 28, 2017, reflecting lower store count, partially offset by an increase due to the growing Fashion to Figure business.

•                  Capital expenditures for the third quarter of 2018 were $2.1 million, as compared to $3.1 million in the prior year period.

•                  During the third quarter, the Company opened 2 New York & Company stores and 2 Fashion to Figure stores, closed 1 New York & Company store and 1 Outlet store, as well as remodeled/refreshed 2 existing locations ending the third quarter with 428 stores, including 119 Outlet stores (which includes 58 clearance stores) and 2.1 million selling square feet in operation.

•                  The Company ended the third quarter with $83.7 million of cash on-hand, no outstanding borrowings under its revolving credit facility and no long-term debt.

Outlook:

Regarding expectations for fiscal year 2018, the Company continues to focus on improving its operating results to drive increases in both annual operating income and EBITDA. As previously disclosed, fiscal year 2017 included an extra week in the traditional retail calendar, which contributed approximately $12 million of sales and related margin to the prior year results. As such, the 2018 Fall season and more specifically, the fourth quarter includes one less week of sales than the prior year period. As the Company enters the holiday season, the combined effects of one less week, a shift in the calendar resulting from the 53rd week in 2017 and the new revenue recognition accounting standard will impact the overall Fall and fourth quarter, and as such, the Company is providing commentary on the overall Fall season, which combines the third and fourth quarters of fiscal year 2018, in addition to more detailed commentary on fourth quarter financial metrics.

For the Fall season, combined third and fourth quarter of fiscal year 2018, the Company expects comparable store sales to be approximately flat. The Company expects GAAP operating income to be in the range of $2.5 million to $4.5 million, inclusive of approximately $3 million of non-operating expenses including $1 million of charges reported as non-GAAP adjustments, and new business start-up costs of $2 million, as compared to our prior guidance of $5.5 million to $7.5 million.

For the fourth quarter, the Company is expecting GAAP operating income of $1 million to $3 million, as compared to a GAAP operating income of $5.0 million in the prior year.

The fourth quarter guidance reflects the following:

•                  Net sales are expected to decrease in the mid to high single-digit range, reflecting the elimination of the 53rd week and reduced store count, partially offset by benefits due to the growth in eCommerce sales and inclusion of Fashion to Figure.

•                  Comparable store sales, which are shifted to compare like calendar weeks, are expected to be approximately flat.

•                  Gross margin on a GAAP basis is expected to be approximately flat, reflecting continued improvements in product margin, resulting from decreased product cost and reduced promotional activity, offset by increased shipping costs due to the growth in eCommerce.

•                  Selling, general and administrative expenses on a GAAP basis are expected to decrease by $3 million to $4 million versus the prior year’s fourth quarter. This reflects the elimination of the extra week, reductions in variable compensation and reduced payroll, partially offset by an increase in marketing to drive sales and an increase in selling expenses driven by higher eCommerce variable costs. On a rate basis, selling, general and administrative expenses are expected to deleverage from the prior year due to the elimination of sales from the 53rd week.

Additional Outlook:

•                  Total inventory at the end of the fourth quarter is expected to decrease in the low single-digit percentage range, as compared to the prior year, largely reflecting decreased inventory on hand, partially offset by an increase in in-transit.

•                  Capital expenditures for the fourth quarter of fiscal year 2018 are projected to be approximately $4.5 million to $5.5 million, as compared to $4.7 million of capital expenditures in the fourth quarter of the prior year, reflecting continued investments in the Company’s information technology and omni-channel infrastructure, and real estate remodel/refresh activity. For the full year, capital expenditures are projected to be $8 million to $9 million, as compared to $12.5 million in capital expenditures in the prior year.

•                  Depreciation expense for the fourth quarter of fiscal year 2018 is estimated to be approximately $5.5 million.

•                  During the fourth quarter of fiscal year 2018, the Company expects to open 1 Fashion to Figure store and close 14 to16 stores.

Comparable Store Sales:

A store is included in the comparable store sales calculation after it has completed 13 full fiscal months of operations from the store’s opening date or once it has been reopened after remodeling if the gross square footage did not change by more than 20%. Sales from the Company’s eCommerce store, including Fashion to Figure eCommerce sales, and private label credit card royalties and related revenue are included in comparable store sales. Fashion to Figure retail locations are not included in comparable store sales calculations until they complete 13 full fiscal months of operation. In addition, in a year with 53 weeks, sales in the last week of the year are not included in determining comparable store sales.

Conference Call Information

A conference call to discuss third quarter results is scheduled for today, Thursday, November 29, 2018 at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 407-0784 and reference conference ID number 13685036 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at www.nyandcompany.com. A replay of this call will be available at 7:30 p.m. Eastern Time on November 29, 2018 until 11:59 p.m. Eastern Time on December 6, 2018 and can be accessed by dialing (844) 512-2921 and entering conference ID number 13685036.

As a supplement to this press release, slides with information regarding the third quarter results and outlook for fourth quarter 2018 will also be available at: www.nyandcompany.com at approximately 4:20 p.m. Eastern Time on Thursday, November 29, 2018.

About RTW Retailwinds

RTW Retailwinds, Inc. (formerly known as New York & Company, Inc.)  is a specialty women’s omni-channel and digitally enabled retailer with a powerful multi-brand lifestyle platform providing curated lifestyle solutions that are versatile, on-trend, and stylish at a great value. The specialty retailer, first incorporated in 1918, has grown to now operate 428 retail and outlet locations in 36 states while also growing a substantial eCommerce business. The Company’s portfolio includes branded merchandise, from New York & Company, Fashion to Figure, and collaborations with Eva Mendes, Gabrielle Union and Kate Hudson. Its branded merchandise is sold exclusively at its retail and outlet locations and online at www.nyandcompany.com. Additionally, certain product, press releases and SEC filing information concerning the Company are available at the Company’s website: www.nyandcompany.com.

Investor Contact:

ICR, Inc.

(203) 682-8200

Investor: Allison Malkin

Forward-looking Statements

This press release contains certain forward-looking statements, including statements made within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Some of these statements can be identified by terms and phrases such as “expect,” “anticipate,” “believe,” “intend,” “estimate,” “continue,” “could,” “may,” “plan,” “project,” “predict,” and similar expressions and references to assumptions that the Company believes are reasonable and relate to its future prospects, developments and business strategies. Such statements, including information under “Outlook” and “Additional Outlook” above, are subject to various risks and uncertainties that could cause actual results to differ materially. These include, but are not limited to: (i) the Company’s dependence on mall traffic for its sales and the continued reduction in the volume of mall traffic; (ii) the Company’s ability to anticipate and respond to fashion trends; (iii) the impact of general economic conditions and their effect on consumer confidence and spending patterns; (iv) changes in the cost of raw materials, distribution services or labor; (v) the potential for economic conditions to negatively impact the Company’s merchandise vendors and their ability to deliver products; (vi) the Company’s ability to open and operate stores successfully; (vii) seasonal fluctuations in the Company’s business; (viii) competition in the Company’s market, including promotional and pricing competition; (ix) the Company’s ability to retain, recruit and train key personnel; (x) the Company’s reliance on third parties to manage some aspects of its business; (xi) the Company’s reliance on foreign sources of production; (xii) the Company’s ability to protect its trademarks and other intellectual property rights; (xiii) the Company’s ability to maintain, and its reliance on, its information technology infrastructure; (xiv) the effects of government regulation; (xv) the control of the Company by its largest shareholder and any potential change of ownership of the Company including the shares held by its largest shareholder; and (xvi) other risks and uncertainties as described in the Company’s documents filed with the SEC, including its most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The Company undertakes no obligation to revise the forward-looking statements included in this press release to reflect any future events or circumstances.

Exhibit (1)

RTW Retailwinds, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Three months ended November 3, 2018	% of net sales	Three months ended October 28, 2017	% of net sales
Net sales	$210,758	100.0%	$214,182	100.0%
Cost of goods sold, buying and occupancy costs	142,383	67.6%	146,584	68.4%
Gross profit	68,375	32.4%	67,598	31.6%
Selling, general and administrative expenses	66,802	31.7%	66,980	31.3%
Operating income	1,573	0.7%	618	0.3%
Net interest (income) expense	(258)	(0.1)%	161	0.1%
Income before income taxes	1,831	0.8%	457	0.2%
Provision for income taxes	106	—%	105	—%
Net income	$1,725	0.8%	$352	0.2%

Basic earnings per share	$0.03		$0.01

Diluted earnings per share	$0.03		$0.01

Weighted average shares outstanding:
Basic shares of common stock	63,940		63,242
Diluted shares of common stock	66,289		64,099

Selected operating data:

(Dollars in thousands, except square foot data)
Comparable store sales increase	0.2%	2.2%
Net sales per average selling square foot (a)	$99	$93
Net sales per average store (b)	$495	$467
Average selling square footage per store (c)	4,987	5,026
Ending store count	428	459

(a)         Net sales per average selling square foot is defined as net sales divided by the average of beginning and monthly end of period selling square feet.

(b)         Net sales per average store is defined as net sales divided by the average of beginning and monthly end of period number of stores.

(c)          Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (2)

RTW Retailwinds, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)

(Amounts in thousands, except per share amounts)	Nine months ended November 3, 2018	% of net sales	Nine months ended October 28, 2017	% of net sales
Net sales	$645,957	100.0%	$648,155	100.0%
Cost of goods sold, buying and occupancy costs	438,247	67.8%	447,574	69.1%
Gross profit	207,710	32.2%	200,581	30.9%
Selling, general and administrative expenses	199,605	30.9%	198,659	30.6%
Operating income	8,105	1.3%	1,922	0.3%
Net interest (income) expense	(453)	(0.1)%	678	0.1%
Loss on extinguishment of debt	239	—%	—	—%
Income before income taxes	8,319	1.4%	1,244	0.2%
Provision for income taxes	441	0.2%	316	0.1%
Net income	$7,878	1.2%	$928	0.1%

Basic earnings per share	$0.12		$0.01

Diluted earnings per share	$0.12		$0.01

Weighted average shares outstanding:
Basic shares of common stock	63,738		63,213
Diluted shares of common stock	65,979		63,842

Selected operating data:

(Dollars in thousands, except square foot data)
Comparable store sales increase	1.2%	0.1%
Net sales per average selling square foot (a)	$301	$279
Net sales per average store (b)	$1,502	$1,406
Average selling square footage per store (c)	4,987	5,026

(a)         Net sales per average selling square foot is defined as net sales divided by the average of beginning and monthly end of period selling square feet.

(b)         Net sales per average store is defined as net sales divided by the average of beginning and monthly end of period number of stores.

(c)          Average selling square footage per store is defined as end of period selling square feet divided by end of period number of stores.

Exhibit (3)

RTW Retailwinds, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(Amounts in thousands)	November 3, 2018	February 3, 2018*	October 29, 2017
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$83,662	$90,908	$69,235
Accounts receivable	14,134	12,528	16,242
Income taxes receivable	55	115	115
Inventories, net	121,586	84,498	125,604
Prepaid expenses	16,894	16,447	17,648
Other current assets	2,308	1,924	2,587
Total current assets	238,639	206,420	231,431

Property and equipment, net	65,292	77,906	78,796
Intangible assets	16,891	17,125	14,879
Other assets	1,411	1,505	1,635
Total assets	$322,233	$302,956	$326,741
Liabilities and stockholders’ equity
Current liabilities:
Current portion—long-term debt	$—	$841	$841
Accounts payable	107,231	70,089	105,419
Accrued expenses	66,487	70,677	61,714
Income taxes payable	16	28	—
Total current liabilities	173,734	141,635	167,974

Long-term debt, net of current portion	—	10,644	10,854
Deferred rent	25,623	27,217	28,192
Other liabilities	32,226	36,599	38,498
Total liabilities	231,583	216,095	245,518

Total stockholders’ equity	90,650	86,861	81,223
Total liabilities and stockholders’ equity	$322,233	$302,956	$326,741

*           Derived from the audited consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2018.

Exhibit (4)

RTW Retailwinds, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows

(Unaudited)

(Amounts in thousands)	Nine months ended November 3, 2018	Nine months ended October 28, 2017
Operating activities
Net income	$7,878	$928
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	15,833	16,354
Loss from impairment charges	486	611
Amortization of intangible assets	234	—
Amortization of deferred financing costs	49	142
Write-off of unamortized deferred financing costs	239	—
Share-based compensation expense	1,997	1,756
Changes in operating assets and liabilities:
Accounts receivable	(1,981)	(4,455)
Income taxes receivable	60	29
Inventories, net	(37,088)	(47,560)
Prepaid expenses	(447)	1,098
Accounts payable	37,142	37,351
Accrued expenses	(10,202)	(7,872)
Income taxes payable	(12)	(174)
Deferred rent	(1,594)	(1,847)
Other assets and liabilities	(3,131)	(4,978)
Net cash provided by (used in) operating activities	9,463	(8,617)

Investing activities
Capital expenditures	(3,705)	(7,794)
Insurance recoveries	375	50
Net cash used in investing activities	(3,330)	(7,744)

Financing activities
Repayment of long-term debt	(11,750)	(750)
Principal payments on capital lease obligations	(1,320)	(1,199)
Repurchase of treasury stock	—	(622)
Shares withheld for payment of employee payroll taxes	(309)	(202)
Net cash used in financing activities	(13,379)	(2,773)

Net decrease in cash and cash equivalents	(7,246)	(19,134)
Cash and cash equivalents at beginning of period	90,908	88,369
Cash and cash equivalents at end of period	$83,662	$69,235
Non-cash capital lease transactions	$—	$818

Exhibit (5)

RTW Retailwinds, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

A reconciliation of the Company’s GAAP to non-GAAP financial statement information for the three months ended November 3, 2018 and October 28, 2017 is indicated below. This information reflects, on a non-GAAP basis, the Company’s adjusted operating results after excluding certain non-operating adjustments. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding expenses and credits that the Company believes are not indicative of the Company’s continuing operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, measures of financial performance prepared in accordance with GAAP.

	Three months ended November 3, 2018
(Amounts in thousands, except per share amounts)	Cost of goods sold, buying and occupancy costs	Gross profit	Selling, general and administrative expenses	Operating income	Net income	Earnings per diluted share
GAAP as reported	$142,383	$68,375	$66,802	$1,573	$1,725	$0.03
Adjustments affecting comparability
Company name change and Registration Statement	—	—	341	341	341
Reversal of certain severance accruals	—	—	(67)	(67)	(67)
Consulting expense	—	—	418	418	418
Legal expenses	—	—	103	103	103
Total adjustments (1)	—	—	795	795	795	0.01
Non-GAAP as adjusted	$142,383	$68,375	$66,007	$2,368	$2,520	$0.04

	Three months ended October 28, 2017
(Amounts in thousands, except per share amounts)	Cost of goods sold, buying and occupancy costs	Gross profit	Selling, general and administrative expenses	Operating income	Net income	Earnings per diluted share
GAAP as reported	$146,584	$67,598	$66,980	$618	$352	$0.01
Adjustments affecting comparability
Certain severance expense	(206)	(206)	633	427	427
Consulting expense	—	—	114	114	114
Legal settlement fees	—	—	102	102	102
Total adjustments (1)	(206)	(206)	849	643	643	0.01
Non-GAAP as adjusted	$146,790	$67,392	$66,131	$1,261	$995	$0.02

(1)  The tax effect of the $0.8 million and $0.6 million of non-operating adjustments during the three months ended November 3, 2018 and October 28, 2017, respectively, is offset by a full valuation allowance against deferred tax assets.

Exhibit (6)

RTW Retailwinds, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited)

A reconciliation of the Company’s GAAP to non-GAAP financial statement information for the nine months ended November 3, 2018 and October 28, 2017 is indicated below. This information reflects, on a non-GAAP basis, the Company’s adjusted operating results after excluding certain non-operating adjustments. This non-GAAP financial information is provided to enhance the user’s overall understanding of the Company’s current financial performance. Specifically, the Company believes the non-GAAP adjusted results provide useful information to both management and investors by excluding expenses and credits that the Company believes are not indicative of the Company’s continuing operating results. The non-GAAP financial information should be considered in addition to, not as a substitute for or as being superior to, measures of financial performance prepared in accordance with GAAP.

	Nine months ended November 3, 2018
(Amounts in thousands, except per share amounts)	Cost of goods sold, buying and occupancy costs	Gross profit	Selling, general and administrative expenses	Operating income	Net income	Earnings per diluted share
GAAP as reported	$438,247	$207,710	$199,605	$8,105	$7,878	$0.12
Adjustments affecting comparability
Company name change and Registration Statement	—	—	341	341	341
Certain severance expense	286	286	285	571	571
Reversal of certain employee relocation accruals	—	—	(135)	(135)	(135)
Consulting expense	—	—	610	610	610
Legal expenses	—	—	655	655	655
Total adjustments (1)	286	286	1,756	2,042	2,042	0.03
Non-GAAP as adjusted	$437,961	$207,996	$197,849	$10,147	$9,920	$0.15

	Nine months ended October 28, 2017
(Amounts in thousands, except per share amounts)	Cost of goods sold, buying and occupancy costs	Gross profit	Selling, general and administrative expenses	Operating income	Net income	Earnings per diluted share
GAAP as reported	$447,574	$200,581	$198,659	$1,922	$928	$0.01
Adjustments affecting comparability
Certain severance expense	342	342	633	975	975
Consulting expense	—	—	1,195	1,195	1,195
Certain executive relocation expense	—	—	401	401	401
Legal settlement fees net accrual reversal (trademark infringement case)	—	—	(2,051)	(2,051)	(2,051)
Total adjustments (1)	342	342	178	520	520	0.01
Non-GAAP as adjusted	$447,232	$200,923	$198,481	$2,442	$1,448	$0.02

(1)  The tax effect of $2.0 million and $0.5 million of non-operating adjustments during the nine months ended November 3, 2018 and October 28, 2017, respectively, is offset by a full valuation allowance against deferred tax assets.